MSB FINANCIAL CORP. RELEASES FIRST QUARTER EARNINGS

Millington, New Jersey, April 29, 2016 – MSB Financial Corp. (NASDAQ: MSBF) (the “Company”) parent company of Millington Bank, reported today the results of its operations for the three months ended March 31, 2016.

The Company reported net income of $159,000 for the three months ended March 31, 2016, compared to net income of $216,000 for the three months ended March 31, 2015. Net income per diluted common share was $0.03 for the three months ended March 31, 2016 and $0.04 for the three months ended March 31, 2015. The results of operations for the three months ended March 31, 2015 reflect the results of operations of MSB Financial Corp., a federal corporation which was the predecessor company to the Company.

Total assets were $380.1 million at March 31, 2016, compared to $375.7 million at December 31, 2015, an increase of $4.4 million or 1.2%. During 2016, the Company experienced growth of $8.4 million or 3.2%, in loans receivable, net. Commercial and multi-family real estate loans continued to have the most growth during the first three months of 2016 as the Company continues to diversify its loan portfolio.

The following table summarizes loan balances and composition at March 31, 2016 and December 31, 2015:

	At		At
	March 31,		December 31,
(In thousands)	2016		2015

Residential mortgage:
One-to-four family	$155,764	55.9%	$154,624	57.1%
Home equity	34,484	12.4	35,002	12.9

Total residential mortgage	190,248	68.3	189,626	70.0

Commercial and multi-family real estate	65,227	23.4	59,642	22.0
Construction	11,280	4.0	10,895	4.0
Commercial and industrial	11,399	4.1	10,275	3.8

Total commercial loans	87,906	31.5	80,812	29.8

Consumer loans	371	0.2	493	0.2

Total loans receivable	278,525	100.0%	270,931	100.0%

Less:
Loans in process	3,729		4,600
Deferred loan fees	412		417
Allowance	3,671		3,602

Total loans receivable, net	$270,713		$262,312

Total deposits at March 31, 2016 were $276.8 million compared with $262.6 million at December 31, 2015.  Overall, deposits increased by $14.2 million, or 5.4% with most of the growth occurring in interest demand deposits of $8.0 million or 19.1%. Noninterest demand deposits also increased $5.0 million, or 17.6%. Most of the growth in these two categories was attributable to developing stronger relationships with our commercial and small business customers.

The following table summarizes deposit balances and composition at March 31, 2016 and December 31, 2015:

	At		At
(Dollars in thousands)	March 31, 2016		December 31, 2015

Noninterest demand	$33,139	11.97%	$28,173	10.73%
Interest demand	49,875	18.02	41,893	15.95
Savings	103,575	37.41	102,196	38.92
Money Market	5,211	1.88	4,928	1.88

Total demand deposits	191,800	69.28	177,190	67.48

Certificates of Deposit	85,041	30.72	85,408	32.52

Total Deposits	$276,841	100.00%	$262,598	100.00%

“We are pleased with the progress we have made during the first quarter of 2016”, stated Michael A. Shriner, President and Chief Executive Officer.  “Much of our staff has been focused on our core system conversion, which will occur in May 2016, as well as normal activities.   The investment in our infrastructure will position us well for the years ahead and we are looking forward to our transition.  The organization remains committed to continue to enhance and strengthen its defenses specifically as they relate to mitigating the ever increasing risk of cybersecurity.”

Mr. Shriner added, “So far in 2016, our efforts have resulted in the positive growth and diversification of the organization’s deposit portfolio as well as its loan portfolio.  We are encouraged that this ongoing strategy has provided a favorable expansion of the company’s net interest margin.”

Forward Looking Statement Disclaimer

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. Factors that may cause actual results to differ from those contemplated include our continued ability to grow the loan portfolio, the successful conversion of our core system and our continued ability to manage cybersecurity risks.

Contact:	Michael A. Shriner, President & CEO
(908) 647-4000
mshriner@millingtonbank.com

MSB FINANCIAL CORP
(In Thousands, except for per share amount)	(Unaudited)	(Unaudited)
Statement of Financial Condition Data:	03/31/2016	03/31/2015
Total assets	$380,134	$347,455

Cash and cash equivalents	14,515	6,849

Loans receivable, net	270,713	239,274

Securities held to maturity	73,603	78,228

Deposits	276,841	265,760

Federal Home Loan Bank advances	22,675	37,100

Total stockholders' equity	76,560	41,290

Stock Information:
Number of shares of common stock outstanding	5,953	5,010
Book value per share of common stock	$12.86	$8.24
Closing market price	$12.85	$11.41

Summary of Operations:	(Unaudited) For the three months ended March 31,
(In Thousands, except for per share amounts)	2016	2015
Total interest income	$3,298	$2,934

Total interest expense	510	554

Net interest income	2,788	2,380

Provision (credit) for loan losses	130	(52)

Net interest income after provision (credit) for loan losses	2,658	2,432

Non-interest income	141	163

Non-interest expense	2,564	2,258

Income before taxes	235	337

Income tax expense	76	121

Net income	$159	$216

Net income per common share - basic	$0.03	$0.04
Net income per common share - diluted	$0.03	$0.04

Weighted average number of shares - basic	5,743	5,637
Weighted average number of shares - diluted	5,812	5,637

Performance Ratios:
Return on average assets annualized	0.17%	0.25%
Return on average common equity annualized	0.83%	2.10%
Net interest margin	3.12%	3.00%
Efficiency ratio	87.54%	88.79%
Operating expenses / average assets annualized	2.73%	2.65%

	For the three months ended
	03/31/16			03/31/15
Average Balance Sheet (In Thousands)	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield
Interest-earning assets:
Loans Receivable	$271,815	$2,838	4.18%	$235,387	$2,508	4.26%
Securities held to maturity	76,932	431	2.24	78,461	404	2.06
Other interest-earning assets	8,430	29	1.38	3,176	22	2.77
Total interest-earning assets	357,177	3,298	3.69	317,024	2,934	3.70
Allowance for Loan Loss	(3,622)			(3,587)
Non-interest-earning assets	21,646			26,758
Total non-interest-earning assets	18,024			23,171
Total Assets	$375,201			$340,195

Interest-bearing liabilities:
NOW & Money Market	$48,453	$21	0.17%	$45,667	$17	0.15%
Savings and club deposits	102,445	56	0.22	100,350	53	0.21
Certificates of deposit	84,437	237	1.12	92,658	295	1.27
Total interest-bearing deposits	235,335	314	0.53	238,675	365	0.61

Federal Home Loan Bank advances	29,754	196	2.63	31,783	189	2.38
Total interest-bearing liabilities	265,089	510	0.77	270,458	554	0.82

Non-interest-bearing deposit	29,621			25,638
Other non-interest-bearing liabilities	3,820			2,882
Total Liabilities	298,530			298,978

Equity	76,671			41,217
Total Liabilities and Equity	$375,201			$340,195

Net Interest Spread		2,788	2.92%		2,380	2.88%

Net Interest Margin			3.12%			3.00%

Ratio of Interest Earning Assets to Interest Bearing Liabilities	134.74%			117.22%